QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21.1

LIST OF SUBSIDIARIES
AS OF MARCH 26, 2003

Name of Subsidiary	State or Jurisdiction of Incorporation	% of Ownership
Cambridge Diagnostics Ireland Limited	Ireland	100%
Inverness Medical, Inc.	Delaware	100%
Inverness Medical Benelux BVBA(1)	Belgium	100%
Inverness Medical Switzerland GmbH	Switzerland	100%
Inverness Medical (UK) Holdings, Ltd.	United Kingdom	100%
IVC Industries, Inc.(2)	Delaware	100%
Orgenics International Holdings BV	Netherlands	100%
Orgenics Ltd.(3)	Israel	100%
Selfcare Technology, Inc.	Delaware	100%
Unipath Diagnostics, Inc.	Delaware	100%
Unipath Diagnostics GmbH	Germany	100%
Unipath Limited	United Kingdom	100%
Unipath Management Limited	United Kingdom	100%
Unipath Scandinavia AB	Sweden	100%
Wampole Laboratories, Inc.	MDelaware	100%
Unipath Online, Inc.	Massachusetts	100%
Inverness Medical International Holding Corp. I	Delaware	100%
Inverness Medical International Holding Corp. II	Delaware	100%
Geras Acquisition Corp.	Washington	100%

(1)
Formerly known as Bvba Selfcare Benelux sprl.

(2)
Doing business as Inverness Medical Nutritionals and Inverness Medical Nutritionals Group.

(3)
Orgenics, Ltd. has six (6) wholly owned subsidiaries operating outside of the United States.

QuickLinks

  Exhibit 21.1
LIST OF SUBSIDIARIES AS OF MARCH 26, 2003